INDEPENDENT AUDITORS' CONSENT

Thrift Plan Administrative Committee
Multimedia, Inc. Salary Deferral Thrift Plan

We consent to incorporation by reference in the Registration Statements No. 2-68069 and 33-40253 on Form S-8 of Multimedia, Inc. of our report dated March 3, 1995, relating to the statements of net assets available for the thrift plan benefits of the Multimedia, Inc. Salary Deferral Thrift Plan as of December 31, 1994 and 1993, and the related statements of changes in net assets available for thrift plan benefits for the years then ended, and all related financial statement schedules, which report appears in the 1994 annual report on Form 11-K of Multimedia, Inc. Salary Deferral Thrift Plan.

                      Signature of KPMG Peat Marwick appears here

Greenville, South Carolina
June 21, 1995